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                                                                      EXHIBIT 14

                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

      This code of ethics (the "Code") applies to the Company's senior financial officers, including the Company's chief executive officer, chief financial officer, controller, treasurer, and chief internal auditor, if any (collectively "senior financial officers"). The Company's senior financial officers shall (absent a waiver from the Company's board of directors, including a majority of the board's independent directors, after full disclosure), to the best of their knowledge and ability, adhere to and advocate the following principles and responsibilities governing their professional and ethical conduct. The failure to adhere to the Code will result in the disciplinary action deemed appropriate by appropriate supervisory personnel or by the Company's board of directors, which may include termination of employment.

      1. Senior financial officers shall act with honesty and integrity. Senior financial officers shall ethically handle all actual or apparent conflicts of interest between personal and professional relationships.

      2. Senior financial officers shall endeavor to provide information that is full, fair, accurate, timely, and understandable in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("SEC") and other public filings or communications made by the Company. Senior financial officers shall comply with the Company's disclosure controls and procedures and internal controls over financial reporting.

      3. Senior financial officers shall endeavor to faithfully comply with all laws, rules and regulations of federal, state, and local governments, and all applicable private or public regulatory agencies.

      4. Senior financial officers shall not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised.

      5. Senior financial officers shall not use for personal advantage confidential or proprietary information about the Company, its franchisors, suppliers, or joint venture partners, acquired in the course of their employment.

      6. Senior financial officers shall proactively promote ethical behavior among peers and subordinates in the work place and in dealings with suppliers and competitors.

      7. Senior financial officers shall promptly report to the audit committee any violation or suspected violation of the Code.

            Each senior financial officer is expected to adhere at all times to both this Code and the Company's Code of Business Ethics and Conduct. Only the board of directors or a committee designated by the board of directors shall have the authority to approve any deviation or waiver from this Code. Any waiver, including to whom it was granted and the date thereof, and the reasons for it shall be promptly disclosed in a filing on Form 8-K with the SEC or, subject to satisfaction of any condition established by the SEC, posted on the Company's website.